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                                                                       Exhibit 5

                                 April 27, 1998


Regent Communications, Inc.
50 East RiverCenter Blvd.
Suite 180
Covington, Kentucky  41011

                  Re: Registration Statement on Form S-4, File No. 333-46435, as amended by an Amendment No. 2 (the "Registration Statement")

Gentlemen:

         We have examined the above captioned Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of your Series C Convertible Preferred Stock (the "Shares") to be exchanged for existing shares of the Common Stock of Faircom Inc. as described in the Registration Statement and pursuant to the Agreement of Merger dated as of December 5, 1997, as amended, among Regent Communications, Inc., Faircom Inc., Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. (the "Agreement") filed as an exhibit to the Registration Statement. We have examined the proceedings proposed to be taken in connection with the issuance of the Shares and as described in the Agreement.

         Based upon such investigation as we have deemed necessary, we are of the opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the issuance of the Shares, including the due filing of a Certificate of Designation with the Delaware Secretary of State to increase the number of authorized Shares to a number equal to or in excess of the number of Shares to be issued pursuant to the Merger, determined as of the last day of the month preceding the closing date of the Merger, if such increase is required, the Shares, when issued in the manner referred to in the Registration Statement, will be validly issued and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption "Legal Matters."

                                            Very truly yours,


                                            /s/ Strauss & Troy

                                            STRAUSS & TROY